EXHIBIT 21.1

Subsidiary	State or Other Jurisdiction of Incorporation or Organization
PCTEL (Tianjin) Electronics Company Ltd.	China

PCTEL Israel Ltd.	Israel

PCTEL Limited (United Kingdom)	United Kingdom